Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contacts:

Stephen C. Jumper, CEO and President

Christina W. Hagan, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

FISCAL SECOND QUARTER AND SIX-MONTH 2013 RESULTS

Company Generates a 16 and 21 Percent Increase in

EBITDA for the Second Quarter and Six Month Period, Respectively

MIDLAND, Texas, May 7, 2013/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) today reported results for the quarter-ended March 31, 2013, the Company’s second quarter of fiscal 2013.

Second Quarter and Six Month Highlights

•	EBITDA for the quarter-ended March 31, 2013 increased to $20,314,000 compared to $17,520,000 for the same period of fiscal 2012, an increase of 16 percent;

•	Income from operations for the quarter-ended March 31, 2013 increased to $10,598,000 compared to $9,446,000 for the quarter-ended March 31, 2012, an increase of 12 percent;

•

Net income for the quarter-ended March 31, 2013 increased to $6,279,000, or $0.78 per share attributable to common stock, compared to $5,589,000, or $0.71 per share attributable to common stock, for the quarter-ended March 31, 2012;

•	Reported revenues for the quarter-ended March 31, 2013 of $83,350,000 compared to $85,546,000 in the second fiscal quarter of 2012;

•	Revenues net of third-party reimbursable charges increased 14 percent in the second fiscal quarter of 2013 compared to the second fiscal quarter of 2012;

•	EBITDA for the six months ended March 31, 2013 was $34,652,000 compared to $28,548,000 for the same period of fiscal 2012, an increase of 21 percent;

•	Income from operations for the six months ended March 31, 2013 was $15,792,000 compared to $12,672,000 for the same period of fiscal 2012, an increase of 25 percent;

•

Net income for the six months ended March 31, 2013 was $9,207,000, or $1.15 per share attributable to common stock, versus $8,820,000, or $1.11 per share attributable to common stock, for the same period of fiscal 2012, which included the effect of an $0.18 per share one-time tax benefit recognized in the December 31, 2011 quarter related to a merger agreement terminated in calendar 2011; excluding the impact of the one-time tax benefit in fiscal 2012, net income and earnings per share both increased in the fiscal 2013 six-month period 24 percent;

•	Reported revenues for the six months ended March 31, 2013 of $159,979,000 compared to $177,928,000 in the same period of 2012;

•	Revenues net of third-party reimbursable charges for the six months ended March 31, 2013 increased 12 percent from the same period of fiscal 2012;

•	Ended with approximately $67 million of working capital at March 31, 2013;

•

Balanced portfolio of projects in the Eagle Ford Shale, Bakken Shale, Marcellus Shale, Mississippi Lime of Kansas and Oklahoma, the State of Mississippi and the Permian Basin including the Cline Shale, Avalon Shale, Bone Spring and Wolfcamp areas;

•	Deployed small channel count crew utilizing the Wireless Seismic RT 2000 recording system;

•	Replaced an I/O RSR recording system with 12,000 channel Geospace GSR cable-less recording system in the first fiscal quarter of 2013;

•	Secured contracts to perform surface microseismic surveys in West Texas and East Texas and completed one in April;

•	Hired a Manager of Microseismic Operations, and

•	Completed first Canadian project.

Stephen C. Jumper, President and CEO of Dawson Geophysical Company, said, “Steady demand for services, combined with improved efficiencies, fueled our strong second quarter and six month results. Exploration and production companies continue to utilize our services for numerous functions, ranging from conventional exploration for hydrocarbons to unconventional reservoir description to hydraulic fracture monitoring projects. Improved efficiencies are paying strong dividends as we are able to complete some projects ahead of schedule at reduced costs.”

Revenues for the quarter and six months ended March 31, 2013 decreased from the same period of fiscal 2012 primarily as a result of a significant reduction in third-party reimbursable charges as a percentage of revenue. The decline in third-party charges, which are included in revenues and reimbursed to the Company by its clients, is primarily a result of the Company’s movement of operations towards the more open terrain of the western United States. Revenue, net of third-party charges increased 14 percent in the second fiscal quarter of 2013 from the same period in fiscal 2012 and 12 percent for the six month comparison.

Revenues net of third-party charges increased during the second fiscal quarter and the six months ended March 31, 2013 primarily as a result of improved crew efficiencies, higher utilization rates and favorable contract terms for projects during the quarter, including several earned early completion and performance incentives. Reflected in the second fiscal quarter and six month results were increased depreciation expense from capital expenditures and increased general and administrative expense primarily related to Canadian costs.

During the second fiscal quarter of 2013, the Company completed its first multi-component 3D survey in Canada. The Canadian crew, operating as Dawson Seismic Services, was in operation for approximately 25 days during the Canadian winter season in early calendar 2013. While the Canadian 2012-2013 winter season was not as robust as anticipated, Dawson Seismic Services was able to successfully complete its first project, secure necessary industry safety audits and perform at a high level of efficiency in its entry into the market. Financial results for the Canadian operation had a slight negative effect on the Company’s overall second quarter and six month fiscal 2013 results. Dawson Seismic Services anticipates operating one or two crews in Canada in the winter season of 2013-2014. In early April, Jason Nelson, General Manager, was named President of Dawson Seismic Services, replacing Doug Schmidt who fulfilled his one year commitment.

Demand for the Company’s services in the U.S. remains steady. The Company is active with projects in the Permian Basin, Mississippi Lime of Oklahoma and Kansas, the Bakken Shale, the Marcellus Shale and the Eagle Ford Shale. In addition, the Company has been awarded projects in the Granite Wash of the Texas Panhandle and in the State of Mississippi. Requests for proposals remain steady and the Company anticipates securing additional contracts in the third fiscal quarter. The Company’s contracts may be cancelled, delayed or reduced in size by its clients on short notice, and utilization rates and overall results can vary due to a number of factors, including weather interruptions, the inability to secure land access agreements in a timely manner and overall project readiness.

While the Company’s order book is sufficient to maintain operation of fourteen crews into the fall of 2013, the Company anticipates reducing the number of large channel count crews to thirteen during the third or fourth fiscal quarter of 2013 by taking an I/O RSR radio-based crew out of service. The Company believes it will be able to improve long-term utilization rates and meet client demands with thirteen large channel count crews. Activity levels for the small channel count, Wireless Seismic RT 2000 crew is expected to increase, keeping the Company’s overall crew count at fourteen. It is the Company’s intention to operate six Geospace GSR cable-less equipped crews, six ARAM cable-based equipped crews, one I/O RSR radio-based equipped crew and one 2500 channel Wireless Seismic RT 2000 crew. The Company will maintain the ability to redeploy an additional large channel count crew in short order should client demand dictate. During the third and fourth fiscal quarters of 2013, the Company will be utilizing a FairfieldNodal cable-less system under a lease arrangement in place of an ARAM system on one of its crews working under contract in the Permian Basin.

Utilization rates are expected to be impacted on several crews in the third fiscal quarter of 2013 due to project readiness and early project completion but the overall effect is anticipated to be partially offset with completion of several projects contracted with incentive clauses during the third fiscal quarter. In addition, the reduction of the large channel count crew could have a short-term effect on utilization rates during the third or fourth fiscal quarter as crews are reassigned as scheduling allows.

Jumper continued, “In today’s seismic data acquisition market, the ability to identify and respond to client needs is critical. Two years ago we identified the need for the Geospace cable-less equipment in response to client needs, increasing efficiency demands and diverse operating environments. In early 2013, our experienced personnel identified our clients’ needs for a smaller channel count crew, which in turn, enabled us to transition from the I/O RSR crew to the smaller Wireless Seismic RT 2000 crew. Our organizational structure encourages our talented employees to maintain close contact and communication with our valued clients. In this case, we used the information from our clients to provide them with a smaller crew best suited to their needs. We believe that this should ultimately lead to higher utilization rates and improved financial performance.”

During the third fiscal quarter of 2013, the Company anticipates completing the data acquisition phase on two surface- recorded microseismic, hydraulic fracture monitoring projects in West and East Texas utilizing a Geospace GSR recording system. The Company successfully completed two such projects during 2012 and anticipates expanding its microseismic operation during 2013. In response to increased requests to perform microseismic services, the Company hired Steve Houghtaling as Manager of Microseismic Operations in April. Mr. Houghtaling is a geophysicist with extensive industry experience and recent focus on microseismic data acquisition for the purpose of hydraulic fracture monitoring in the lower 48.

The Company expects to maintain its previously announced $50 million capital expenditure budget for fiscal 2013. Capital expenditures for fiscal 2014 are anticipated to be at reduced levels from recent fiscal years and will include additional equipment expenditures for its Canadian operation. The Company’s balance sheet remains strong with approximately $67 million in working capital, approximately $18 million of cash and cash equivalents, approximately $13 million of short-term investments and approximately $18 million of debt.

Jumper concluded, “Overall market conditions remain steady in terms of requests for proposals and strength of order book. We continue to secure contracts at a level and pace to maintain a consistent order book with our increased crew productivity. Our balance sheet and equipment base is as strong as it has ever been and puts us in a position to respond quickly to market conditions and client needs. We are executing at a high level with increasing efficiencies, improving safety statistics and generating higher returns. In 2012, we successfully expanded into the Canadian market and anticipate a stronger 2013-2014 winter season. In 2013, we are expanding our surface microseismic data acquisition business. The challenge we face, and will continue to face, will be maintaining high short-term utilization rates and project readiness as our productivity continues to improve. We believe during the third quarter we will transition to a crew configuration that will add to our overall performance.”

Conference Call Information

Dawson will host a conference call to review its fiscal second quarter 2013 financial results on May 7, 2013, at 9 a.m. CST. Participants can access the call at (877) 317-6789 (US/Canada) or (412) 317-6789 (International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through May 10, 2013, by dialing (877) 344-7529 (US/Canada) or (412) 317-0088 (International). The passcode is 10028524. The webcast will be recorded and available for replay on Dawson’s website until May 31, 2013.

About Dawson

Dawson Geophysical Company is a leading provider of onshore seismic data acquisition services in the lower 48 states of the United States and Canada. Founded in 1952, Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

This press release contains information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income plus interest expense, interest income, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income is presented in the table following the text of this press release.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to, the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, limited number of customers, credit risk related to our customers, cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, managing growth, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year-ended September 30, 2012. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Operating revenues	$83,350,000	$85,546,000	$159,979,000	$177,928,000
Operating costs:
Operating expenses	59,666,000	65,202,000	118,401,000	144,016,000
General and administrative	3,508,000	2,920,000	7,104,000	5,476,000
Depreciation	9,578,000	7,978,000	18,682,000	15,764,000

	72,752,000	76,100,000	144,187,000	165,256,000

Income from operations	10,598,000	9,446,000	15,792,000	12,672,000
Other income (expense):
Interest income	19,000	8,000	35,000	11,000
Interest expense	(174,000)	(138,000)	(365,000)	(288,000)
Other income	138,000	96,000	178,000	112,000

Income before income tax	10,581,000	9,412,000	15,640,000	12,507,000

Income tax expense	(4,302,000)	(3,823,000)	(6,433,000)	(3,687,000)

Net income	$6,279,000	$5,589,000	$9,207,000	$8,820,000

Basic income attributable to common stock	$0.78	$0.71	$1.15	$1.11

Diluted income attributable to common stock	$0.78	$0.70	$1.14	$1.11

Weighted average equivalent common shares outstanding	7,861,204	7,841,362	7,855,284	7,836,787

Weighted average equivalent common shares outstanding-assuming dilution	7,901,636	7,896,949	7,888,906	7,885,590

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED BALANCE SHEETS

	March 31, 2013	September 30, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,652,000	$57,373,000
Short-term investments	12,750,000	4,000,000
Accounts receivable, net of allowance for doubtful accounts of $250,000 at March 31, 2013 and September 30, 2012	67,047,000	53,719,000
Prepaid expenses and other assets	3,769,000	762,000
Current deferred tax asset	2,129,000	1,925,000

Total current assets	103,347,000	117,779,000

Property, plant and equipment	327,575,000	326,030,000
Less accumulated depreciation	(141,454,000)	(164,634,000)

Net property, plant and equipment	186,121,000	161,396,000

Total assets	$289,468,000	$279,175,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,974,000	$18,544,000
Accrued liabilities:
Payroll costs and other taxes	2,109,000	1,802,000
Other	6,527,000	6,425,000
Deferred revenue	2,123,000	3,467,000
Current maturities of notes payable and obligations under capital leases	10,026,000	9,131,000

Total current liabilities	36,759,000	39,369,000

Long-term liabilities:
Notes payable and obligations under capital leases less current maturities	7,892,000	11,179,000
Deferred tax liability	33,424,000	27,678,000

Total long-term liabilities	41,316,000	38,857,000

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 8,053,407 and 8,031,369 shares issued and outstanding at March 31, 2013 and September 30, 2012, respectively	2,684,000	2,677,000
Additional paid-in capital	94,454,000	93,224,000
Retained earnings	114,255,000	105,048,000

Total stockholders’ equity	211,393,000	200,949,000

Total liabilities and stockholders’ equity	$289,468,000	$279,175,000

Reconciliation of EBITDA to Net Income

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
	(in thousands)		(in thousands)
Net income	$6,279	$5,589	$9,207	$8,820
Depreciation	9,578	7,978	18,682	15,764
Interest expense (income), net	155	130	330	277
Income tax expense	4,302	3,823	6,433	3,687

EBITDA	$20,314	$17,520	$34,652	$28,548

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
	(in thousands)		(in thousands)
Net cash provided by operating activities	$3,399	$22,404	$12,413	$20,906
Changes in working capital and other items	17,332	(4,418)	23,296	8,669
Noncash adjustments to income	(417)	(466)	(1,057)	(1,027)

EBITDA	$20,314	$17,520	$34,652	$28,548